October 2012

The Capital Group Companies

Code of Ethics

The following is the Code of Ethics for the Capital Group Companies, which includes Capital Research and Management Company (CRMC), the investment adviser to the American Funds, and those involved in the distribution of the funds, client support and services; and Capital Group International Inc. (CGII), which includes Capital Guardian Trust Company and Capital International Inc.  The Code of Ethics applies to all Capital associates.

Associates of the Capital Group Companies (Capital) are responsible for maintaining the highest ethical standards when conducting business, regardless of lesser standards that may be followed through business or community custom.  In keeping with these standards, all associates must place the interests of fund shareholders and clients first.

Capital’s Code of Ethics (Code of Ethics) requires that all associates:  (1) act with integrity, competence and in an ethical manner; (2) comply with applicable U.S. federal securities laws, as well as all other applicable laws, rules and regulations; and (3) promptly report violations of the Code of Ethics, as outlined below.

As part of the Code of Ethics, Capital has adopted the guidelines and policies below to address certain aspects of Capital’s business.  In the absence of specific guidelines and policies on a particular matter, associates must keep in mind and adhere to the requirements of the Code of Ethics set forth above.

It is important that all associates comply with the Code of Ethics, including its related guidelines and policies.  Failure to do so could result in disciplinary action, including termination.

Questions regarding the Code of Ethics may be directed to the Code of Ethics team.

Guidelines

Protecting sensitive information

Antifraud provisions of U.S. securities laws as well as the laws of other countries generally prohibit persons in possession of material non-public information from trading on or communicating the information to others.  Associates who believe they may have material non-public information should contact a member of the Legal staff.  Please see below for a summary of the Insider Trading Policy.

Associates are responsible for safeguarding confidential information relating to investment research and fund and client holdings, including analyst research reports, investment meeting discussions/notes, and current fund/client transaction information.  Associates should not trade based on Capital’s confidential and proprietary investment information.

Other types of information (for example, marketing plans, employment issues and shareholder identities) may also be confidential and should not be shared with individuals outside the company (except those retained to provide services for Capital).

Extravagant or excessive gifts and entertainment

Associates should not accept extravagant or excessive gifts or entertainment from persons or companies that conduct business with Capital. Please see below for a summary of the Gifts and Entertainment Policy.

No special treatment from broker-dealers

Associates may not accept negotiated commission rates or any other terms they believe may be more favorable than the broker-dealer grants to accounts with similar characteristics. U.S. broker-dealers are subject to certain rules designed to prevent favoritism toward such accounts.  Favors or preferential treatment from broker-dealers may not be accepted.  This rule applies to the associate’s spouse and any immediate family member residing in the same household.

No excessive trading of Capital-affiliated funds

Associates should not engage in excessive trading of the American Funds or other Capital-managed investment vehicles worldwide in order to take advantage of short-term market movements.  Excessive activity, such as a frequent pattern of exchanges, could involve actual or potential harm to shareholders or clients. This rule applies to the associate’s spouse and any immediate family member residing in the same household.

Ban on Initial Public Offerings (IPOs)

Associates and immediate family members residing in the same household may not participate in IPOs. Exceptions are rarely granted; however, they will be considered on a case-by-case basis (for example, where a family member is employed by the IPO company and IPO shares are considered part of that family member’s compensation).

Outside business interests/affiliations

Board of Directors/Advisory Board Member

Associates are discouraged from serving on the board of directors or advisory board of any public or private company.  This rule does not apply to:  (1) boards of Capital companies or funds, or (2) board service that is a direct result of the associate’s responsibilities at Capital, such as for portfolio companies of private equity funds managed by Capital and (3) boards of non-profit and charitable organizations.

Material business ownership interest and affiliations

Material business ownership interests may give rise to potential conflicts of interest. Associates should disclose senior officer positions or ownership of at least 5% or more of public or private companies that are or potentially may do business with Capital or American Funds. This reporting requirement also applies to the associate’s spouse and any immediate family member(s) residing in the same household.

Any questions may be directed to the Code of Ethics team.

Other guidelines

Statements and disclosures about Capital, including those made to fund shareholders and clients and in regulatory filings, should be accurate and not misleading.

Reporting requirements

Annual certification of the Code of Ethics

All associates are required to certify at least annually that they have read and understand the Code of Ethics. Questions or issues relating to the Code should be directed to the associate’s manager or the Code of Ethics team.

Reporting violations

All associates are responsible for complying with the Code of Ethics.  As part of that responsibility, associates are obligated to report violations of the Code of Ethics promptly, including: 1) fraud or illegal acts involving any aspect of Capital’s business; 2) noncompliance with applicable laws, rules and regulations; 3) intentional or material misstatements in regulatory filings, internal books and records, or client records and reports; or 4) activity that is harmful to fund shareholders or clients.  Deviations from controls or procedures that safeguard Capital, including the assets of shareholders and clients, should also be reported. Reported violations of the Code of Ethics will be investigated and appropriate action will be taken.  Once a violation has been reported, all associates are required to cooperate with Capital in the internal investigation of any matter by providing honest, truthful and complete information.

Associates may report confidentially to a manager/department head, or by accessing the Open Line. Calls and emails will be directed to the Open Line Committee.

Associates may also contact the Chief Compliance Officers of CGTC, CII, or CRMC, or legal counsel employed with Capital.

Capital strictly prohibits retaliation against any associate who in good faith makes a complaint, raises a concern, provides information or otherwise assists in an investigation regarding any conduct that he or she reasonably believes to be in violation of the Code of Ethics.  This policy is designed to ensure that associates comply with their obligations to report violations without fear of retaliation.

Policies

Capital’s policies regarding gifts and entertainment, political contributions, insider trading and personal investing are summarized below.

Gifts and Entertainment Policy

Under the Gifts and Entertainment Policy, associates may not receive or extend gifts or entertainment that are excessive, repetitive or extravagant, if such gifts or entertainment are due to a third party’s business relationship (or prospective business relationship) with Capital. The Policy is intended to ensure that gifts and entertainment involving associates do not raise questions of propriety regarding Capital’s business relationships or prospective business relationships.  Accordingly, for gifts and entertainment involving those who conduct, or may conduct, business with Capital:

•	An associate may not accept gifts from (or give gifts to) the same person or entity worth more than $100 (or the local currency equivalent) in a 12-month calendar year period.

•
An associate may not accept or extend entertainment valued at over $500 (or the local currency equivalent) unless a business reason exists for such entertainment and the entertainment is pre-approved by the associate’s manager and the Gifts and Entertainment Committee.

Gifts or entertainment extended by a Capital associate and approved by the associate’s manager for reimbursement by Capital do not need to be reported (or precleared).  Note: Separate policies regarding extending business gifts or entertainment apply to AFD and CGIIS associates.  All associates should also be aware that certain laws or rules may prohibit or limit gifts or entertainment extended to public officials—especially those responsible for investing public funds.

Reporting

The limitations relating to gifts and entertainment apply to all associates as described above, and associates will be asked to complete quarterly disclosures.  Associates must report any gift exceeding US$50 and business entertainment in which an event exceeds US$75 (although it is recommended that associates report all gifts and entertainment).

Charitable contributions

Associates must not allow Capital’s present or anticipated business to be a factor in soliciting political or charitable contributions from outside parties.

Gifts and Entertainment Committee

The Gifts and Entertainment Committee oversees administration of the Policy.  Questions regarding the Gifts and Entertainment Policy may be directed to the staff of the Gifts and Entertainment Committee.

Political Contributions Policy

Associates must be cautious when engaging in personal political activities, particularly when supporting officials, candidates, or organizations that may be in a position to influence decisions to award business to investment management firms.  Associates should not make political contributions to officials or candidates (in any country) for the purpose of influencing the hiring of a Capital Group company as an advisor to a governmental entity.

Associates may not use Capital offices or equipment to engage in political fundraising or solicitation activity (for example, hosting a fundraising event at the office or using Capital phones or email systems to help solicit donations for a candidate, political action committee (PAC) or political party). Associates may volunteer their time on behalf of a candidate or political organization, but should limit volunteer activities to non-work hours.

For contributions or activities supporting candidates or political organizations within the U.S., we have adopted the guidelines set forth below, which apply to associates classified as “Restricted Associates.”

Guidelines for political contributions and activities within the U.S.

U.S. Securities and Exchange Commission regulations limit political contributions to certain Covered Government Officials by employees of investment advisory firms and certain affiliated companies. “Covered Government Official,” for purposes of the Political Contributions Policy, is defined as: 1) a state or local official, 2) a candidate for state or local office, or 3) a federal candidate currently holding state or local office.

Many U.S. cities and states have also adopted regulations restricting political contributions by associates of investment management firms seeking to provide services to a governmental entity.  Some associates are also subject to these regulations.

Restricted Associates

Certain Capital associates are deemed Restricted Associates under this policy because their work duties are sufficiently related to Capital’s provision of investment advisory services to U.S. governmental entities either directly or through an investment in one of our funds. Restricted Associates are subject to specific limitations, preclearance, and reporting requirements as described below.

Preclearance of political contributions

Contributions by Restricted Associates to any of the following must be precleared and certain documentation may be required.

•	Covered Government Officials
•	Federal candidate campaigns and affiliated committees
•	Political Action Committees (PACs) and Super PACs
•	Non-profit organizations that may engage in political activities, such as 501(c)(4) and 501(c)(6) organizations

Note:  Contributions to federal political parties do not require preclearance.

Contributions include:

•	Monetary contributions, gifts or loans

•	“In kind” contributions (for example, donations of goods or services or underwriting or hosting fundraisers)

•	Contributions to help pay a debt incurred in connection with an election (including transition or inaugural expenses, purchasing tickets to inaugural events)

•	Contributions to joint fund-raising committees

•	Contributions made by a Political Action Committee (PAC) controlled by a Restricted Associate1

Please contact the staff of the Political Contributions Committee to preclear a contribution.

1 “Control” for this purpose includes service as an officer or member of the board (or other governing body) of a PAC.

Required documentation and other restrictions

Restricted Associates must:

•
Obtain legal documentation from an appropriate government official (for example, City Attorney or State Attorney General) prior to making any contribution to a Covered Government Official, PAC or Super PAC

•	Not make contributions to state or local political parties

•	Report any political contributions made or certify that they have made no contributions during each calendar quarter

•	Not direct any other person or entity to make a political contribution on their behalf that would otherwise be prohibited by the Political Contributions Policy

Special political contribution requirements – CollegeAmerica

Certain associates involved with "CollegeAmerica," the American Funds 529 college savings plan sponsored by the Commonwealth of Virginia, will receive a special reporting form. These associates are subject to additional restrictions and reporting requirements. For example, these associates generally may not contribute to Virginia political candidates or parties. These associates must also preclear any contributions to political candidates and parties in all states and municipalities and any Political Action Committee (PAC) other than to the Investment Company Institute PAC (ICI PAC).

Political Contributions Committee

The Political Contributions Committee oversees the administration of this Policy, including considering and granting possible exceptions.  Questions regarding the Political Contributions Policy may be directed to the Political Contributions Committee staff.

Insider Trading Policy

Antifraud provisions of U.S. securities laws as well as the laws of other countries generally prohibit persons in possession of material non-public information from trading on or communicating the information to others.  Sanctions for violations can include civil injunctions, permanent bars from the securities industry, civil penalties up to three times the profits made or losses avoided, criminal fines and jail sentences.  In addition, trading in fund shares while in possession of material, non-public information that may have an immediate impact on the value of the fund’s shares may constitute insider trading.

While investment research analysts are most likely to come in contact with material non-public information, the rules (and sanctions) in this area apply to all Capital associates and extend to activities both within and outside each associate's duties.  Associates who believe they have material non-public information should contact any lawyer in the organization.

Personal Investing Policy

This policy applies only to “Covered Associates.”  Special rules apply to certain associates in some non-US offices.

Introduction

This Personal Investing Policy (Policy) sets forth specific rules regarding personal investments that apply to "covered" associates.  These associates may have access to confidential information that places them in a position of special trust.  The Code of Ethics requires that associates act with integrity and in an ethical manner and place the interests of fund shareholders and clients first.  Associates are reminded that the requirements of the Code of Ethics apply to personal investing activities, even if the matter is not covered by a specific provision of the Policy.

The following is only a summary of the Personal Investing Policy.

Personal investing should be viewed as a privilege, not a right. As such, the Personal Investing Committee may place limitations on the number of preclearances and/or transactions.

Covered Associates

“Covered Associates” are associates with access to non-public information relating to current or imminent fund/client transactions, investment recommendations or fund portfolio holdings.  Covered Associates include the associate’s spouse and other immediate family members (for example, children, siblings and parents) residing in the same household.  Any reference to the requirements of Covered Associates in this document applies to these family members.

Additional rules apply to Investment Professionals

“Investment Professionals” include portfolio counselors/managers, investment counselors, investment analysts and research associates, portfolio specialists, investment specialists, traders, including trading assistants, and investment control, portfolio control and fixed income control associates, including assistants.

Questions regarding coverage status should be directed to the staff of the Personal Investing Committee.

Prohibited transactions

The following transactions are prohibited:

•	Initial Public Offering (IPO) investments

Exceptions are rarely granted; however, they will be considered on a case-by-case basis (for example, where a family member is employed by the IPO company and IPO shares are considered part of that family member’s compensation).

•	Short selling of securities subject to preclearance

•	Investments by Investment Professionals in short ETFs except those based on certain broad-based indices

•	Spread betting/contracts for difference (CFD) on securities (allowed only on currencies, commodities, and broad-based indices)

•	Writing puts and calls on securities subject to preclearance

Reporting requirements

Covered Associates are required to report their securities accounts, holdings and transactions. An electronic reporting platform will be made available for quarterly and annual disclosures.

Preclearance of securities transactions

Certain transactions may be exempt from preclearance; please refer to the Personal Investing Policy for more details.

Before buying or selling securities, including securities that are not publicly traded, Covered Associates must check with the staff of the Personal Investing Committee.

Preclearance requests will be handled during the hours the New York Stock Exchange (NYSE) is open, generally 6:30am to 1:00pm Pacific Time.

Transactions will generally not be permitted in securities on days the funds or clients are transacting in the issuer in question.  In the case of Investment Professionals, permission to transact will be denied if the transaction would violate the seven-day blackout or short-term profits policies (see “Additional policies for Investment Professionals” below).  Preclearance requests by Investment Professionals are subject to special review.

Additional policies for Investment Professionals

Disclosure of personal and professional holdings (cross-holdings)

Portfolio counselors/managers, investment analysts, portfolio specialists and certain investment specialists will be asked to disclose securities they own both personally and professionally on a quarterly basis. Analysts will also be required to disclose securities they hold personally that are within their research coverage or could be eligible for recommendation by the analyst professionally in the future in light of current research coverage areas. This disclosure will be reviewed by the staff of the Personal Investing Committee and may also be reviewed by various Capital committees.

If disclosure has not already been made to the Personal Investing Committee, any associate who is in a position to recommend a security that the associate owns personally for purchase or sale in a fund or client account should first disclose such personal ownership either in writing (in a company write-up) or verbally (when discussing the company at investment meetings) prior to making a recommendation.  This disclosure requirement is consistent with both the CFA Institute standards as well as the ICI Advisory Group Guidelines.

In addition, portfolio counselors/managers, investment analysts, portfolio specialists and certain investment specialists are encouraged to notify investment/portfolio/fixed-income control of personal ownership of securities when placing an order (especially with respect to a first-time purchase).

Blackout periods

Investment Professionals may not buy or sell a security during a period beginning seven calendar days before and ending seven calendar days after a fund or client account transacts in that issuer. The blackout period applies to trades in the same management company with which the associate is affiliated. In addition, in instances where the fund or client accounts are active in fixed income assets, the blackout period will apply across all management companies, regardless of the management company with which the associate is affiliated.

If a fund or client account transaction takes place in the seven calendar days following a precleared transaction by an Investment Professional, the personal transaction may be reviewed by the Personal Investing Committee to determine the appropriate action, if any. For example, the Personal Investing Committee may recommend the associate be subject to a price adjustment to ensure that he or she has not received a better price than the fund or client account.

Ban on short-term trading

Investment Professionals are generally prohibited from the purchase and sale or sale and purchase of a security within 60 calendar days.  This restriction does not apply to securities that are not subject to preclearance.  However, if a situation arises whereby the associate is attempting to take a tax loss, an exception may be made.  This restriction applies to the purchase of an option and the sale of an option, or the purchase of an option and the exercise of the option and sale of shares within 60 days.  Although the associate may be granted preclearance at the time the option is purchased, there is a risk of being denied permission to sell the option or exercise and sell the underlying security.  Accordingly, transactions in options on individual securities are strongly discouraged.

Exchange-traded funds (ETFs) and index funds

Investment Professionals should preclear ETFs and index funds (for example, UCITS, SICAVs, OEICs, FCPs, Unit Trusts and Publikumsfonds) except those based on certain broad-based indices.

Note: Investment Professionals are prohibited from investing in short ETFs based on certain broad-based indices.

Penalties for violating the Personal Investing Policy

Covered Associates may be subject to penalties for violating the Personal Investing Policy including failing to preclear, report, submit statements and/or failing to submit timely initial, quarterly and annual certification forms. Failure to adhere to the Personal Investing Policy could also result in disciplinary action, including termination.

Personal Investing Committee

The Personal Investing Committee oversees the administration of the Policy.  Among other duties, the Committee considers certain types of preclearance requests as well as requests for exceptions to the Policy.

Questions regarding the Personal Investing Policy may be directed to the staff of the Personal Investing Committee.

[Logo – American Funds®]

The following is representative of the Code of Ethics in effect for each Fund:

CODE OF ETHICS

With respect to non-affiliated Board members and all other access persons to the extent that they are not covered by The Capital Group Companies, Inc. policies:

•	No Board member shall so use his or her position or knowledge gained therefrom as to create a conflict between his or her personal interest and that of the Fund.

•	No Board member shall engage in excessive trading of shares of the fund or any other affiliated fund to take advantage of short-term market movements.

•
Each non-affiliated Board member shall report to the Secretary of the Fund not later than thirty (30) days after the end of each calendar quarter any transaction in securities which such Board member has effected during the quarter which the Board member then knows to have been effected within fifteen (15) days before or after a date on which the Fund purchased or sold, or considered the purchase or sale of, the same security.

•
For purposes of this Code of Ethics, transactions involving United States Government securities as defined in the Investment Company Act of 1940, bankers’ acceptances, bank certificates of deposit, commercial paper, or shares of registered open-end investment companies are exempt from reporting as are non-volitional transactions such as dividend reinvestment programs and transactions over which the Board member exercises no control.

*                  *                    *                   *

In addition, the Fund has adopted the following standards in accordance with the requirements of Form N-CSR adopted by the Securities and Exchange Commission pursuant to Section 406 of the Sarbanes-Oxley Act of 2002 for the purpose of deterring wrongdoing and promoting:  1) honest and ethical conduct, including handling of actual or apparent conflicts of interest between personal and professional relationships; 2) full, fair, accurate, timely and understandable disclosure in reports and documents that a fund files with or submits to the Commission and in other public communications made by the fund; 3) compliance with applicable governmental laws, rules and regulations; 4) the prompt internal reporting of violations of the Code of Ethics to an appropriate person or persons identified in the Code of Ethics; and 5) accountability for adherence to the Code of Ethics.  These provisions shall apply to the principal executive officer or chief executive officer and treasurer (“Covered Officers”) of the Fund.

1.
It is the responsibility of Covered Officers to foster, by their words and actions, a corporate culture that encourages honest and ethical conduct, including the ethical resolution of, and appropriate disclosure of conflicts of interest.  Covered Officers should work to assure a working environment that is characterized by respect for law and compliance with applicable rules and regulations.

2.
Each Covered Officer must act in an honest and ethical manner while conducting the affairs of the Fund, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.  Duties of Covered Officers include:

•	Acting with integrity;
•	Adhering to a high standard of business ethics; and
•
Not using personal influence or personal relationships to improperly influence investment decisions or financial reporting whereby the Covered Officer would benefit personally to the detriment of the Fund.

3.
Each Covered Officer should act to promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Fund files with or submits to, the Securities and Exchange Commission and in other public communications made by the Fund.

•	Covered Officers should familiarize themselves with disclosure requirements applicable to the Fund and disclosure controls and procedures in place to meet these requirements; and
•
Covered Officers must not knowingly misrepresent, or cause others to misrepresent facts about the Fund to others, including the Fund’s auditors, independent directors, governmental regulators and self-regulatory organizations.

4.
Any existing or potential violations of this Code of Ethics should be reported to The Capital Group Companies’ Personal Investing Committee. The Personal Investing Committee is authorized to investigate any such violations and report their findings to the Chairman of the Audit Committee of the Fund.  The Chairman of the Audit Committee may report violations of the Code of Ethics to the Board or other appropriate entity including the Audit Committee, if he or she believes such a reporting is appropriate.  The Personal Investing Committee may also determine the appropriate sanction for any violations of this Code of Ethics, including removal from office, provided that removal from office shall only be carried out with the approval of the Board.

5.	Application of this Code of Ethics is the responsibility of the Personal Investing Committee, which shall report periodically to the Chairman of the Audit Committee of the Fund.

6.
Material amendments to these provisions must be ratified by a majority vote of the Board.  As required by applicable rules, substantive amendments to the Code of Ethics must be filed or appropriately disclosed.

December 2005